EXHIBIT 99.1

Solectron Announces Offering of Convertible Senior Notes

MILPITAS, Calif.—Feb. 9, 2004—Solectron Corporation (NYSE:SLR) today announced its intention to offer approximately $450 million aggregate principal amount of convertible senior notes due 2034. The notes will be offered to qualified institutional buyers, subject to market and other conditions.

The interest and conversion rate, offering price and circumstances in which a holder may convert their notes will be determined by negotiations between the company and initial purchasers of the notes. Solectron expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $50 million principal amount of the notes to cover over-allotments.

The company intends to use the net proceeds of the offerings to repurchase and repay outstanding unsubordinated indebtedness.

This announcement is neither an offer to sell, nor a solicitation of an offer, to buy any of these securities, and does not constitute an offer, solicitation or sale in any jurisdiction that such an offer, solicitation or sale is unlawful.

The securities have not been registered under the United States Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from the registration requirements of the United States Securities Act of 1933 and applicable state laws.